Ziria Enterprises Limited

and

PacificNet Games International Corporation

and

PacificNet Inc.

and

Octavian International Limited

and

Emperor Holdings Limited

Deed of Amendment
in respect of an acquisition agreement relating to the entire issued share capital of Emperor Holdings Limited

Contents

1	Definitions and interpretation	2

2	Consideration	2

3	Termination of the Agreement	3

4	Waiver	3

5	Acknowledgement of Receipt	3

6	Resignation of Harmen Brenninkmeijer	3

7	Ongoing relationship	4

8	Notices	5

9	Further assurance	7

10	Variation	7

11	Counterparts	7

12	Governing law and jurisdiction	7

Deed

Dated  May 14, 2008

Between:

(1)	Ziria Enterprises Limited a company incorporated in Cyprus whose office is at 319, 28th October Street, Kanika Business Ctr. 2nd Floor, Limassol, Cyprus (Ziria); and

(2)
PacificNet Games International Corporation, a company existing under the laws of the British Virgin Islands whose principal executive office is situated at Floor 23rd, Tower A, TimeCourt, No.6 Shuguangxili, Chaoyang District Beijing, China (PacificNet Games); and

(3)
PacificNet Inc. a company incorporated under the laws of the State of Delaware in the United States of America whose principal executive office is situate at Floor 23rd, Tower A, TimeCourt, No.6 Shuguangxili, Chaoyang District Beijing, China (PACT); and

(4)
Octavian International Limited a limited liability company incorporated and existing under the laws of England and Wales (registered in England and Wales No. 04185988) whose registered office is at 51 Eastcheap, London EC3M 1JP (Company); and

(5)
Emperor Holdings Limited a limited liability company incorporated and existing under the laws of England and Wales (registered in England and Wales No. 01981508) whose registered office is at 3 Princess Way, Redhill, Surrey, RH1 1NP (Emperor),

(each a Party and together the Parties).

Background

(A)
The Parties entered into a sale and purchase agreement on 7 December 2007 (Agreement) for the acquisition by PacificNet Games of the entire issued share capital of Emperor which owns the entire issued share capital of the Company (the Transaction). The Completion Date (as defined in the Agreement) was 22 January 2008.

(B)
Neither PACT nor PacificNet Games have received a share certificate in respect of the shares in Emperor to be acquired pursuant to the Agreement and which is a right of PacificNet Games under the Agreement.

(C)	There has been no appointment of any director from either of PACT or PacificNet Games to the board of either of Emperor or the Company.

(D)
The Parties now consider that the Transaction contemplated by the Agreement will not benefit their respective businesses and consider that it would be beneficial to operate separately and independently.

(E)
The Parties have renegotiated the Agreement and Terms of the Transaction as set out in a letter of intent dated 28 March 2008 and in accordance with such letter now wish to set out the renegotiated terms in this Agreement.

(F)	It is acknowledged that this agreement is to be executed as a Deed on the basis that not all the Parties are receiving consideration for entry into it.

It is agreed as follows:

1	Definitions and interpretation

1.1	In this Deed, unless the context otherwise requires:

1.1.1	words in the singular include the plural and vice versa and words importing any gender include every gender;

1.1.2
references to persons include individuals, firms, partnerships, limited liability partnerships, companies, corporations, unincorporated associations, governments, authorities, agencies and trusts (in each case, whether or not having separate legal personality);

1.1.3	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.1.4	the table of contents and clause headings are included for ease of reference only and shall not affect the interpretation of this Agreement; and

1.1.5	the Background forms part of this Deed and shall have effect as if set out in full in the body of this Deed and any reference to this Deed includes the Background.

1.2	In this Deed:

1.2.1	Closing means the closing by Octavian of a transaction pursuant to which it raises funds from external investors;

1.2.2	Emperor Shares means the entire issued share capital of Emperor (as transferred to PACT pursuant to the Agreement);

1.2.3	Octavian Separation Conditions means the:

(a)
the execution of any share transfer document by PACT required to transfer the Emperor Shares back to Ziria (it being acknowledged that the share certificates for such shares remain in Cyprus and have not been delivered to PACT);

1.2.4	PACT Separation Conditions means the:

(a)	delivery by the Company to PACT of the share certificates for the PACT Shares (or equivalent title documents) and the execution of any share transfer document; and

(b)	completion of the resignation of Harmen Brenninkmeijer from the board of PACT; and

1.2.5	PACT Shares means the shares in PACT issued to Ziria pursuant to the Agreement.

2	Consideration

In consideration of Ziria returning to PacificNet Games the 1,200,000 shares in PACT issued pursuant to the Agreement (the Consideration Shares) each Party agrees that the Agreement shall be terminated in accordance with the terms of this Deed.

PART A - termination of Agreement and reversing transfer of shares in PACT and Octavian

3	Termination of the Agreement

3.1	Upon the execution of this Deed:

(a)
the Agreement and the other rights and obligations of each Party as set out in the Agreement shall be terminated and cease to have effect save in respect of the provisions of Clauses 1 (Interpretation), 14 (Notices), 16 (Settlement of Disputes) and 17 (Governing Law and Jurisdiction) which shall continue in full force and effect; and

(b)	Ziria, Emperor and the Company shall cease to be part of the PACT group and shall operate separately and independently of PACT and PacificNet Games.

3.2	All Parties agree that there shall be no further obligation to make any payments under the Agreement, whether in the form of shares in PACT or otherwise including, without limitation:

(a)	the 30,000 shares in PACT to which Ziria was, immediately prior to the date of this Deed, entitled to receive (and had directed to be issued to Sterne Agee); and

(b)	the further 1,100,000 shares in PACT which were to be issued to Ziria in accordance with clause 3.4.2 of the Agreement.

4	Waiver and separation conditions

Octavian shall reimburse PACT for all the costs and expenses incurred by PACT related to acquisition of Octavian, including due diligence, assistance on annual audit, etc, up to a maximum of US$30,000. Payment shall be made upon the Company carrying out its proposed funding transaction.

On satisfaction of the PACT Separation Conditions and the Octavian Separation Conditions (or their waiver by, respectively, PACT or Octavian), each Party agrees absolutely and unconditionally to waive any claims, rights or other actions it may have pursuant to the terms of the Agreement or as a result of termination of the Agreement pursuant to this Deed, as at the date of this Deed against any Party or other party (including, but not limited to the failure of Ziria to deliver to PACT or PacificNet Games, the shares in Emperor).

5	Acknowledgement of Receipt

PacificNet Games acknowledges receipt of the certificates relating to the Consideration Shares and satisfied its obligations in relation to the return of the shares in PACT pursuant to clause 1.1.

6	Resignation of Harmen Brenninkmeijer

Ziria, Emperor and the Company agree to procure that Harmen Brenninkmeijer will, promptly after the date of this Deed, resign from the board of directors of PACT.

PART B - terms for ongoing relationship

7	Ongoing relationship - corporate matters

7.1	PACT and the Company agree to use all reasonable endeavours to sign the following agreements within 3 months of the date of this Deed:

(a)
a non-exclusive distribution agreement and licence whereby PACT will be appointed as a distributor of the Company's products in Macau provided that, subject to the agreement of the terms of the licence, the only other distributor of the Company products shall be eBet Limited; and

(b)	a joint venture agreement relating to future business development in Macau and, subject to agreement, other territories in Asia.

7.2
It is acknowledged that the Company is negotiating terms with investors, following completion of such negotiations the Company and PACT shall agree a document to effect the simultaneous completion of the following transactions on or before Closing:

(a)
the Company shall issue to PACT or its nominee an amount of shares in the Company so that following such issue PACT or its nominee shall own an amount of share in the Company equal to 5 per cent (5%) of the issued share capital (Octavian shall, to the extent permitted to do so, advise PACT of the terms of the Closing (including by providing the proposed share ownership structure with new investor names, share number and ownership %); and

(b)
PACT shall issue 500,000 newly issued PACT restricted shares (PACT Restricted Shares) credited as fully paid to the Company or its nominee. These PACT shares shall be subject to one year lock up and sale restriction: any share sale shall be communicated to PACT at least 7 days prior to the sale including intended sales price, number of sale shares, buyer names, and PACT shall have a first right of refusal to arrange buyers to buy at the same terms as other buyers, and PACT shall be allowed to assist with the PACT share sale process including arranging the broker and account and PACT shall be entitled to share half (50%) of net gain (profit from price appreciation, ie. sales price - original issuance price on the date of issuance) with any partial sale of PACT shares.

7.3
For a period of 12 months from the date of this Deed (or such longer period as the Parties may both agree to), PACT shall have the option to subscribe for ordinary shares in the Company so to retain PACT’s 5% ownership in Octavian and not to be diluted on the following terms:

(a)
The subscription price shall be equal to 85% of the subscription price last paid by external investors in the Company prior to the date at which PACT exercise this option but after the date of this Deed;

(b)	PACT may exercise the option by notice in writing to the Company at any time within such 12 month period but may only exercise the option once;

(c)
The option is for a maximum amount of shares in the Company equal to 5% of the issued share capital of the Company on the date of receipt of notice from PACT exercising the option (and PACT may specify any amount between 1% and 5%); and

(d)	The subscription price shall be paid in cash in full on the day of completion of the subscription, failing which the option will lapse.

7.4	The status and conclusion of such negotiations shall not in any way affect the terms of this Deed or the termination of the Agreement and the rights and obligations under it.

8	Ongoing relationship - commercial matters

8.1	Product localisation /translation project

The Parties acknowledge that to develop the Company's products in the future it will need to carry out product localisation and translation work and PACT has stated that it is willing to carry out this work on commercial terms to benefit both parties (and in the case of PACT, to benefit it both as a supplier providing a service on commercial terms and as a shareholder in the Company). Accordingly the Parties agree to discuss opportunities to work together in the future in this regard and will, where each Party deems it appropriate, actively seek to enter into commercial agreements, on terms to be agreed, for the provision by PACT to the Company of product localisation and translation services.

Within the later of 60 days from the signing of this Agreement or upon receipt of funding, Octavian will pay US$200,000 to PACT for localization and language translation for Octavian’s products into Chinese language (including ACP, Symphony, Marverik, ExtraCash,…). The terms of this agreement will be documented in a definitive agreement. This will include ownership terms and payment terms (which will include US$100,000 down-payment, US$50,000 on half completion and US$50,000 on completion). PACT should have an equal opportunity to bid on any software development project within Octavian and its subsidiaries and investees.

8.2	Product Marketing project

In relation to Macau, PACT will assist the Company in the marketing of the Company's products. The Company shall be responsible for up to US$50,000 of marketing expenses incurred by PACT within 3 months of the signing of this Agreement provided that no sum shall be payable by the Company unless both the actual amount and the reason for the expense was previously approved of in writing by a director of the Company with reference to this provision.

8.3	Sale of PACT gaming machines

The Parties shall work together to actively maximise the sale of PACT gaming machines by the Company. In particular the Company will work with PACT to put together a sales plan, with a schedule forecasting sales for the first year (current target of US$2 million) and second year (current target of US$4 million). Subject to the following sentence, Octavian shall be committed to the following sales revenue target on the sale of PACT’s products: First year sales commitment: US$2 million minimum sales revenue commitment (with US$4 million sales target); Second year sales commitment: US$4 million minimum sales revenue commitment (with US$6 million sales target) The Company shall use all reasonable endeavours to comply with the sales targets set out in the plan and PACT shall provide appropriate support to assist in the achievement of the targets in the sales plan.

8.4	Product co-development, co-marketing and distribution agreements for Asian markets: Macau, China, Taiwan, Philippines, Cambodia, Vietnam, Laos, Myanamar and Thailand

The Parties undertake to each other to use all reasonable endeavours to agree terms for the above agreements within 60 days of the date of this Deed. In particular, the Parties shall use all reasonable endeavours to agree the terms of a non-exclusive distribution agreement within such period and, if the Company receives an offer from another party within such period on better terms than those offered by PACT, it shall not enter into an agreement with such other Party without first notifying PACT and inviting PACT to match those terms.

PART C - General

9	Warranties

9.1
Each Party represents, warrants and undertakes to the other that it has and will have full power and authority to enter into and perform this Deed which constitutes or when executed will constitute binding obligations on them in accordance with their respective terms

9.2
The Company warrants that it is an “accredited investor” as defined pursuant to Regulation D of the Securities Act of 1933, as amended. The Company acknowledges that the PACT Restricted Shares have not been registered and are “restricted securities.”

9.3
The Company undertakes that for so long as PACT holds not less than 5% of the issued share capital of Octavian, it shall comply with any reasonable request to provide PACT with any required management accounts or audited financial reports, if required by PACT’s management, audit committee, independent auditor, the SEC, NASDAQ or any respective governments.

9.4
The Company agrees to provide all required cooperation efforts, documentation, disclosure filings (including SEC 8K, 10K, 10Q), and financial reports in support of the completion of this Deed, if reasonably required by PACT.

10	Notices

10.1
Any notice required to be given under this Agreement shall be sufficiently given if delivered in person, forwarded by registered post or sent by overnight international couriers or facsimile transmission to the relevant party at its address, or fax number set out below (or such other address as the addressee has by five days prior written notice specified to the other parties):

10.1.1	To PACT / PacificNet Games:

Attn: Victor Tong
President
Floor 23rd, Tower A, TimeCourt,
No.6 Shuguangxili
Chaoyang District Beijing
China

10.1.2	To the Company/ZIRIA/Emperor:

Attn: Mr. Harmen Brenninkmeijer
Octavian International Limited
Bury House
1-3 Bury Street
Guildford
Surrey GU2 4 AW
United Kingdom

With a copy to: 33 Kitiou Kyprianou, Limassol, Cyprus

11	Further assurance

Each of the Parties shall use its reasonable endeavours to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as may from time to time be required for the purpose of giving the full benefit of the provisions of this Agreement.

12	Variation

No variation of this Agreement or any of the documents referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties to this Agreement.

13	Counterparts

This Deed may be executed in any number of counterparts each of which when executed shall be an original but all the counterparts shall together constitute one and the same instrument.

14	Governing law and jurisdiction

14.1	This Deed shall be governed by and construed in accordance with the laws of England.

14.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

In witness of which this document has been executed by the Parties as a Deed and delivered on the date set out at the beginning of this Deed.

Executed as a Deed by Ziria Enterprises Limited acting by its duly authorised representatives	) ) ) )	sign here: /s/ Harmen Benninkmeijer
Director print name: Harmen Brenninkmeijer
sign here: /s/ Harmen Benninkmeijer
Director / Secretary print name: Harmen Brenninkmeijer

Executed as a Deed by PacificNet Inc. acting by duly authorised representatives	) ) ) )	sign here: /s/ Tony Tong
Title: CEO print name: Tony Tong
sign here: /s/ Chen Ling Yun
Title: print name: Chen Ling Yun

Executed as a Deed by PacificNet Games International Corporation acting by duly authorised representatives	) ) ) )	sign here: /s/ Tony Tong
Title: CEO print name: Tony Tong
sign here: /s/ Chen Ling Yun
Title: print name: Chen Ling Yun

Executed as a Deed by Octavian International Limited acting by:	) ) )	sign here: /s/ Harmen Brenninkmeijer
Director print name: Harmen Brenninkmeijer
In the presence of: Witness signature:		Witness sign here: /s/ Peter Moffitt
Witness name:		print name: Peter Moffitt
Witness address:		Bury House
1-3 Bury St.
Guildford GU2 4AW
United Kingdom

Witness occupation:		Company President

Executed as a Deed by Emperor Holdings Limited acting by:	) ) )	sign here: /s/ Harmen Brenninkmeijer
Director print name: Harmen Brenninkmeijer
In the presence of: Witness signature:		Witness sign here: /s/ Peter Moffitt
Witness name:		print name: Peter Moffitt
Witness address:		Bury House
1-3 Bury St.
Guildford GU2 4AW
United Kingdom

Witness occupation:		Company President